Exhibit 99.1

Peninsula Gaming, LLC Announces Financial Results for the Third Quarter Ended September 30, 2005

Consolidated quarterly Net Revenue growth of 17%; Adjusted EBITDA growth of 24%

(Dubuque, IA – November 7, 2005) Peninsula Gaming, LLC (the "Company") today reported financial results for the third quarter ended September 30, 2005. The Company is the direct parent of Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, The Old Evangeline Downs, L.L.C. ("OED"), which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana, and Diamond Jo Worth, LLC (“DJW”), which owns a gaming license in the State of Iowa and is currently constructing a casino in Worth County, Iowa.

A conference call with management is scheduled for November 8, 2005 at 11:00 AM EST and can be accessed by calling 1-866-365-4406, passcode number 7085992. For your convenience, the call can be retrieved for replay for a period of one week (through November 15, 2005) by calling 1-866-365-4406, passcode number 7085992.

THIRD QUARTER 2005 RESULTS

Consolidated Results

Net revenues increased 17% to approximately $43.7 million for the third quarter of 2005 from approximately $37.3 million in the third quarter of 2004. Income from operations during the third quarter of 2005 rose to $6.4 million compared to $5.0 million reported in the third quarter of 2004. Net loss to common members’ interest for the third quarter of 2005 remained constant at $1.2 million compared to the third quarter of 2004.

In the third quarter of 2005, the Company reported Adjusted EBITDA (as defined below) of $11.1 million, an increase of 24% when compared to $8.9 million for the third quarter of 2004. Refocused promotional and complimentary efforts along with improvements to our slot product at the end of 2004 contributed to casino revenue growth of approximately $5.1 million, resulting in an increase in Adjusted EBITDA margin to 25% versus 24% in the third quarter of 2004. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for development expense, management severance and recruiting expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets. See the accompanying tables and footnotes, which discuss the Company’s use of Adjusted EBITDA and reconcile Adjusted EBITDA to net loss to common member’s interest.

The Company ended the quarter with $41.7 million of cash (of which $32.1 million is restricted cash). Total debt outstanding at September 30, 2005 including the current portion, was $319.1 million, including $40.0 million related to a senior secured note offering by DJW during the third quarter to help fund the construction of the new casino as noted above and slot financing of $5.5 million. At September 30, 2005, the Company had $29.7 million available under its revolving credit facility. The Company had $11.6 million of cash outflows related to capital expenditures during the quarter ended September 30, 2005. Of this total, $3.1 million related to construction and development activities at the racino at OED, $0.5 million related to construction, leasehold improvements and development activities for new OTB’s at OED, $7.7 million related to construction and development activities at DJW and $0.2 million and $0.1 million related to maintenance capital expenditures at DJL and OED, respectively.

Diamond Jo

In the third quarter of 2005, net revenues at the Diamond Jo decreased 2% to approximately $13.4 million from approximately $13.9 million in the third quarter of 2004. Net revenues include casino revenues of approximately $13.1 million and food and beverage and other revenues of approximately $0.8 million, less promotional allowances of approximately $0.5 million. Adjusted EBITDA at the Diamond Jo decreased 4% to approximately $4.8 million for the third quarter of 2005 from approximately $5.0 million in the third quarter of 2004. We believe this decrease is primarily attributed to the opening of a newly expanded gaming facility of a local competitor in May 2005 which increased their number of slot machines from 600 to 1,000. Adjusted EBITDA margin remained substantially unchanged at approximately 36% during the third quarter of 2005 and 2004.

Evangeline Downs Racetrack and Casino

In the third quarter of 2005, net revenues at OED increased 28% to approximately $29.9 million from approximately $23.4 million in the third quarter of 2004.  Net revenues include casino revenues of approximately $22.0 million, racing revenues of approximately $5.7 million, video poker revenues of approximately $0.5 million and food and beverage and other revenues of approximately $3.3 million, less promotional allowances of approximately $1.6 million. Adjusted EBITDA at OED increased 62% to approximately $7.1 million for the third quarter of 2005 from approximately $4.4 million in the third quarter of 2004. Strong casino revenue increases of 34% contributed to an increase in Adjusted EBITDA margin to 24% during the third quarter of 2005 from 19% during the third quarter of 2004.

NINE MONTHS ENDED SEPTEMBER 30, 2005 RESULTS

Consolidated Results

Net revenues increased 14% to approximately $125.0 million for the nine months ended September 30, 2005 from approximately $109.4 million in the nine months ended September 30, 2004. Income from operations during the nine months ended September 30, 2005 rose to $17.5 million as compared to $14.5 million reported in the nine months ended September 30, 2004. Net loss to common members’ interest for the nine months ended September 30, 2005 was $3.7 million, compared to $43.5 million for the nine months ended September 30, 2004 (including a loss on early retirement of debt of $37.6 million).

 In the nine months ended September 30, 2005, the Company reported Adjusted EBITDA of $31.4 million, an increase of 26% when compared to $25.0 million for the nine months ended September 30, 2004. Refocused promotional and complimentary efforts along with improvements to our slot product at the end of 2004 contributed to casino revenue growth of approximately $15.8 million, resulting in an increase in Adjusted EBITDA margin to 25% for the nine months ended September 30, 2005 versus 23% in the nine months ended September 30, 2004.

Diamond Jo

In the nine months ended September 30, 2005, net revenues at the Diamond Jo increased 5% to approximately $40.2 million from approximately $38.4 million in the nine months ended September 30, 2004. Net revenues include casino revenues of approximately $39.1 million and food and beverage and other revenues of approximately $2.3 million, less promotional allowances of approximately $1.2 million. Adjusted EBITDA at the Diamond Jo increased 7% to approximately $13.2 million for the nine months ended September 30, 2005 from approximately $12.4 million in the nine months ended September 30, 2004. Despite an increase in state gaming taxes from 20% to 22% effective July 1, 2004, Adjusted EBITDA margin increased to 33% for the nine months ended September 30, 2005 from 32% for the nine months ended September 30, 2004.

Evangeline Downs Racetrack and Casino

In the nine months ended September 30, 2005, net revenues at OED increased 19% to approximately $84.5 million from approximately $71.1 million in the nine months ended September 30, 2004. Net revenues include casino revenues of approximately $65.8 million, racing revenues of approximately $12.7 million, video poker revenues of approximately $1.7 million and food and beverage and other revenues of approximately $8.5 million, less promotional allowances of approximately $4.2 million. Adjusted EBITDA at OED increased 55% to approximately $20.2 million for the nine months ended September 30, 2005 from approximately $13.0 million in the nine months ended September 30, 2004. Strong casino revenue increases of 29% and reductions in salaries and wages of approximately $1.4 million contributed to an increase in Adjusted EBITDA margin to 24% during the nine months ended September 30, 2005 from 18% during the nine months ended September 30, 2004.

DIAMOND JO WORTH, LLC

On May 11, 2005, DJW, in connection with its exclusive agreement with the Worth County Development Authority, was granted a gaming license by the Iowa Racing and Gaming Commission to operate a moored barge in Worth County, Iowa. DJW began construction of the casino in June 2005 which is expected to open in April 2006 with 516 slot machines and 20 table games.

 The total estimated costs to acquire land and design, develop, construct, equip and open the casino is expected to be approximately $40.8 million. In addition, the Company plans to contribute $1.0 million to DJW to construct a water treatment facility which will benefit the local community. Total capitalized costs related to the project as of September 30, 2005 were approximately $11.6 million.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company assumes no obligation to update such information.

Peninsula Gaming, LLC

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
REVENUES:
Casino	$ 35,142,968	$ 30,088,557	$ 104,934,002	$ 89,095,029
Racing	5,671,749	5,047,741	12,717,837	14,420,556
Video poker	508,465	637,304	1,663,308	2,124,132
Food and beverage	3,759,868	3,143,626	9,958,111	8,919,141
Other	629,394	504,824	1,176,240	1,114,023
Less promotional allowances	(2,028,201)	(2,131,165)	(5,421,996)	(6,250,930)
Total net revenues	43,684,243	37,290,887	125,027,502	109,421,951

EXPENSES:
Casino	17,245,590	14,539,276	52,874,372	44,910,712
Racing	4,764,006	4,377,942	10,885,081	12,273,002
Video poker	386,798	505,962	1,302,977	1,588,759
Food and beverage	2,648,287	2,337,789	7,372,589	7,108,104
Boat operations	529,403	563,585	1,624,726	1,682,631
Other	383,403	397,008	562,625	911,289
Selling, general and administrative	6,634,558	5,652,111	18,962,933	15,940,193
Depreciation and amortization	4,178,787	2,989,628	12,084,544	8,844,842
Pre-opening expense	76,390		177,041	257,448
Development expense	(19,933)	70,472	516,085	129,703
Management severance & recruiting		569,983		569,983
Affiliate management fees	427,413	276,186	1,040,799	676,186
Loss on disposal of assets	5,120	17,493	98,001	17,685
Total expenses	37,259,822	32,297,435	107,501,773	94,910,537

INCOME FROM OPERATIONS	6,424,421	4,993,452	17,525,729	14,511,414

OTHER INCOME (EXPENSE):
Interest income	227,713	21,368	269,049	150,970
Interest expense, net of amounts capitalized	(7,745,873)	(6,107,209)	(21,211,196)	(20,308,621)
Loss on early retirement of debt				(37,566,234)
Interest expense related to preferred members’ interest, redeemable	(90,000)	(90,000)	(270,000)	(270,000)
Total other expense	(7,608,160)	(6,175,841)	(21,212,147)	(57,993,885)

NET LOSS TO COMMON MEMBER’S INTEREST	$ (1,183,739)	$ (1,182,389)	$ (3,686,418)	$ (43,482,471)

Peninsula Gaming, LLC

Supplemental Data Schedule (Unaudited)

(In thousands)

The following is a reconciliation of Adjusted EBITDA to Net Loss to Common Member’s Interest:

	Adjusted EBITDA Three Months Ended September 30,		Adjusted EBITDA Nine Months Ended September 30,
	2005	2004	2005	2004
General corporate	$ (752)	$ (413)	$ (1,939)	$ (413)
Diamond Jo	4,768	4,962	13,216	12,370
Evangeline Downs	7,074	4,368	20,164	13,050
Diamond Jo Worth	2		2
Total Adjusted EBITDA (1)	11,092	8,917	31,443	25,007
General corporate:
Development expense	63		(223)
Affiliate management fees	(98)		(98)	(87)
Management severance and recruiting		(101)		(101)
Diamond Jo:
Depreciation and amortization	(1,075)	(633)	(3,113)	(1,797)
Development expense	(37)	(70)	(110)	(130)
Management severance and recruiting		(290)		(290)
Interest expense, net	(2,481)	(2,387)	(7,334)	(16,669)
Loss on disposal of assets	(1)	(17)	(70)	(17)
Evangeline Downs:
Depreciation and amortization	(3,098)	(2,357)	(8,965)	(7,047)
Pre-opening expense	(48)		(136)	(258)
Development expense	(6)		(183)
Management severance and recruiting		(179)		(179)

Affiliate management fees	(330)	(276)	(943)	(589)
Interest expense, net	(4,494)	(3,789)	(13,239)	(41,325)
Loss on disposal of assets	(4)		(28)
Diamond Jo Worth:
Depreciation and amortization	(6)		(6)
Pre-opening expense	(28)		(41)
Interest expense, net	(633)		(640)
Net loss to common member’s interest	$ (1,184)	$ (1,182)	$ (3,686)	$ (43,482)

(1)   Management uses Adjusted EBITDA as a supplemental financial measure in the evaluation of the performance of its businesses and believes that Adjusted EBITDA provides a meaningful measure of its ability to meet future debt service, capital expenditures and working capital requirements.  Management also believes that Adjusted EBITDA is useful because it is reflective of operating decisions and other factors that affect operating performance.  Management further believes that EBITDA (and varying adjustments thereto) is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies.  Management uses Adjusted EBITDA to compare operating results among properties and between accounting periods and to develop compensation plans, to measure personnel performance and to allocate capital assets.  Adjusted EBITDA, however, is not a financial measure under accounting principles generally accepted in the United States (GAAP).  Accordingly, its use should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Because Adjusted EBITDA excludes some, but not all, items that affect net loss and may vary among companies, Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures of other companies.

Contacts:

Peninsula Gaming, LLC
Natalie A. Schramm, 563-690-2120